Exhibit 99.A

News For Immediate Release

El Paso Pipeline Partners Reports First Quarter 2012 Results

HOUSTON, TEXAS, May 3, 2012—El Paso Pipeline Partners, L.P. (NYSE:EPB) is reporting today first quarter 2012 financial and operational results for the partnership.

First Quarter 2012 Highlights:

—     $0.54 earnings per common unit

—     $170 million distributable cash flow, a 12 percent increase from first quarter 2011

—     $246 million adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), up 7 percent from 2011 levels

—     Raised quarterly cash distributions to $0.51 per common unit, an 11 percent increase from first quarter 2011

“We’ve started the year with another quarter of good results,” said Jim Yardley, president and chief executive officer of the general partner of El Paso Pipeline Partners.  “The partnership continues to grow; as a result, we raised the quarterly distributions to our unitholders for the 16th consecutive time, something we’ve done every quarter since our initial public offering (IPO) in November 2007.”

A summary of financial results for the quarters ended March 31, 2012 and 2011 is as follows:

Financial Results	Quarters Ended March 31,
($ in millions, except per-unit amount)	2012	2011
Operating revenues	$363	$366
Operating expenses
Operation and maintenance	95	92
Depreciation and amortization	43	41
Taxes, other than income	19	17
Operating income	206	216
Earnings from unconsolidated affiliates	3	4
Other income, net	2	2
Interest and debt expense, net	(69)	(59)
Net income	142	163
Net income attributable to noncontrolling interests	(7)	(48)
Net income attributable to EPB	$135	$115
Net income attributable to limited partners	$111	$103

Net income attributable to EPB per common unit—basic and diluted	$0.54	$0.57
Weighted average common units outstanding	206	180

Financial Results

The partnership’s first quarter financial results reflect the benefits of acquisitions during 2011 and the completion of the first two phases of the Southern Natural Gas (SNG) South System III Expansion.  Acquisitions included an aggregate 40 percent additional interest in SNG in March and June 2011 and an additional 28 percent interest in Colorado Interstate Gas (CIG) in June 2011.  The benefits of acquisitions and expansions were partially offset by nonrenewal and restructuring of expiring contracts.

Net income attributable to limited partners continues to grow; as the partnership reported $111 million for the first quarter of 2012, which is an 8 percent jump from the same 2011 period.  However, earnings per common unit were slightly lower than a year ago due to higher general partner distributions and an increase in weighted average units outstanding.

Adjusted EBITDA grew 7 percent to $246 million, while distributable cash flow was up 12 percent to $170 million.  Adjusted EBITDA and distributable cash flow were higher as a result of the acquisition of 15 percent of SNG and 28 percent of CIG in June 2011 and the expansion projects referenced above.  Also contributing to the increase was lower maintenance capital costs, as a result of project timing, which was partially offset by higher interest expenses.  Distribution coverage remained strong at 1.3 for the first quarter of 2012.

Interest and Debt Expense

For the first quarter 2012, interest and debt expense increased $10 million from the same period in 2011.  The higher interest expense is due to higher average debt outstanding that was used to fund acquisitions and organic expansion projects.  The increase was also attributable to the 2011 debt issuance of $500 million by the partnership and $300 million by SNG.  Partially offsetting the debt issuances was a lower average balance outstanding under the revolving credit facility.

Quarterly Cash Distribution Increase

On April 20, 2012, the partnership announced an increase to its quarterly cash distribution for the first quarter 2012 to $0.51 per unit, which is an 11 percent increase from the distribution for the first quarter 2011.  The distribution, which will be paid on May 15, 2012, continues the partnership’s successful track record of increasing its cash distribution every quarter since its IPO in November 2007.

Pipeline Throughput

Pipeline throughput volumes for the first quarter 2012 increased 5 percent compared with the same period in 2011.  The increase was primarily due to higher volumes on Wyoming Interstate Company and increased power generation on SNG, partially offset by lower demand on CIG due to mild winter weather along the Front Range of the Rockies.  Throughput volumes, however, have minimal impact on near-term financial results, as more than 90 percent of the partnership’s revenues are derived by fixed reservation charges.

Capital Expenditures

During the first quarter 2012, the partnership invested $17 million of growth capital, primarily for Phase III of SNG’s South System III expansion, which is expected to be placed in service in June 2012.  Once completed, this three-phase expansion will have increased SNG’s system capacity by 10 percent.  Maintenance capital expenditures for the first quarter 2012 totaled $9 million which was lower during the first quarter as a result of project timing.

Offer to Purchase Assets From El Paso Corporation

On April 18, the partnership announced that it received a proposal from El Paso Corporation (NYSE: EP) to purchase the remaining 14 percent of CIG and all of Cheyenne Plains Investment Company, L.L.C., which owns Cheyenne Plains Gas Pipeline Company, L.L.C.  The

Board of Directors of EPB’s general partner has formed a committee made up of independent directors to review the proposal. Following the committee’s review, the proposal must also be approved by EPB’s general partner’s full Board of Directors.  If approved, the transaction is expected to close contemporaneously with Kinder Morgan, Inc.’s (NYSE: KMI) acquisition of El Paso Corporation and be immediately accretive to distributable cash flow.

The partnership’s financial statements are available in the Investors section of its web site at www.eppipelinepartners.com.  The partnership’s March 31, 2012 Form 10-Q will be filed with the Securities and Exchange Commission (SEC) and will be available on the partnership’s website.  Copies of all documents filed with the SEC, including the partnership’s financial statements, are also available, free of charge, by calling (888) 287-3228.

El Paso Pipeline Partners, L.P. is a Delaware limited partnership formed by El Paso Corporation to own and operate natural gas transportation pipelines and storage assets.  El Paso Corporation owns a 42 percent limited partner interest, and the 2 percent general partner interest in the partnership.  El Paso Pipeline Partners, L.P. owns Wyoming Interstate Company, L.L.C. (WIC), Southern LNG Company, L.L.C. (SLNG), Elba Express Company, L.L.C. (Elba Express), Southern Natural Gas Company, L.L.C. (SNG), and an 86 percent interest in Colorado Interstate Gas Company, L.L.C. (CIG).  WIC and CIG are interstate pipeline systems serving the Rocky Mountain region, SLNG owns the Elba Island LNG storage and regasification terminal near Savannah, Georgia, and both Elba Express and SNG are interstate pipeline systems serving the southeastern region of the United States.

Disclosure of Non-GAAP Financial Measures

The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure.  In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP.  The required presentations and reconciliations are attached, or included in the body of this release.  Additional detail regarding non-GAAP financial measures can be reviewed in El Paso Pipeline Partners’ Financial and Operational Reporting Package, which will be posted at www.eppipelinepartners.com in the Investors section.

We use the non-GAAP financial measure Distributable Cash Flow as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability.  Additionally, we use Distributable Cash Flow in setting forward expectations and in communications with our board of directors of our general partner.  We define Distributable Cash Flow as Adjusted EBITDA less cash interest expense, net, maintenance capital expenditures and adjusted for other income and expenses, net, which primarily includes deferred revenue, allowance for equity funds used during construction, and other non-cash items.

We use earnings before interest and taxes, or EBIT, as a measure to assess the operating results and effectiveness of our business, which consists of consolidated operations as well as investments in unconsolidated affiliates.  We believe EBIT is useful to investors as it provides them with the same measure used by El Paso to evaluate our performance and it enables them to evaluate our operating results without regard to our financing methods or capital structure. We define the non-GAAP financial measure EBIT as net income adjusted for interest and debt expense, net, and net income attributable to noncontrolling interest.

Adjusted EBITDA is defined as net income adjusted for (i) interest and debt expense, net of interest income, (ii) depreciation and amortization expense, (iii) the partnership’s share of distributions declared by unconsolidated affiliates for the applicable period, (iv) earnings from unconsolidated affiliates, and (v) distributions declared by majority-owned subsidiaries to El Paso Corporation for the applicable period.

We believe that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the partnership and to compare it with the performance of other publicly traded partnerships within the industry.  These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be used as a substitute for net income, earnings per unit, operating income, cash flow from operating activities or other measures of financial performance presented in accordance with GAAP.  Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that we have available for distributions or that we plan to distribute for a given period, nor should they be equated to available cash as defined in our partnership agreement.

Non-GAAP Reconciliation Schedule		Quarters Ended March 31,
($ millions)		2012	2011
Net income		$142	$163
Net income attributable to noncontrolling interest		(7)	(48)
Net income attributable to EPB		$135	$115
Add:	Interest and debt expense, net	69	59
Earnings before interest expense and income taxes (EBIT)		204	174
Add:	Depreciation and amortization	43	41
	Distributions declared by unconsolidated affiliates	3	5
	Net income attributable to noncontrolling interest	7	48
Less:	Earnings from unconsolidated affiliates	(3)	(4)
	Distributions declared by majority-owned subsidiaries to El Paso Corporation(1)	(8)	(34)
Adjusted EBITDA		$246	$230
Less:	Cash interest expense, net	(66)	(57)
	Maintenance capital expenditures	(9)	(20)
	Other, net(2)	(1)	(1)
Distributable cash flow		$170	$152

(1)     In 1Q 2012, declared distributions include $8 million from CIG. In 1Q 2011, declared distributions include $22 million from CIG and $12 million from SNG

(2)     Includes deferred revenue and certain non-cash items such as AFUDC equity and other items

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. El Paso Pipeline Partners has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete.  However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to complete any asset purchases from El Paso Corporation; volatility in, and access to capital markets, the ability to obtain necessary governmental approvals for proposed pipeline projects and to successfully construct such projects on a timely basis and within estimated costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the risks associated with contracting and recontracting of transportation commitments; regulatory uncertainties associated with pipeline rate cases; actions taken by customers, third-party operators, processors and transporters; conditions in geographic regions or markets served by El Paso Pipeline Partners and its affiliates and equity investees or where its operations and affiliates are located; the effects of existing and future laws and governmental regulations; competitive conditions in our industry; changes in the availability and cost of capital; and other factors described in El Paso Pipeline Partners’ (and its affiliates’) Securities and Exchange Commission filings.  While these statements and projections are made in good faith, El Paso Pipeline Partners and its management cannot guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results.  El Paso Pipeline Partners assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made, whether as a result of new information, future events, or otherwise.

Contacts:

Investor & Media Relations

Bruce Connery, Vice President

(713) 420-5855

Media Relations

Bill Baerg, Manager

(713) 420-2906